+--------+
| FORM 4 |                 UNITED STATES SECURITIES AND EXCHANGE COMMISSION
+--------+                               WASHINGTON, D.C. 20549
[_] Check this box if
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940

-----------------------------
         OMB APPROVAL
-----------------------------
 OMB Number 3235-0287
 Expires: September 30, 1998
 Estimated average burden
 hours per response..... 0.5
-----------------------------

--------------------------------------------------------------------------------
1.  Name and Address of Reporting Person*

     CS First Boston, Inc.
--------------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

     Eleven Madison Avenue
--------------------------------------------------------------------------------
                                   (Street)

     New York, NY 10010
--------------------------------------------------------------------------------
        (City)                      (State)                           (Zip)


2.  Issuer Name and Ticker or Trading Symbol     MK Rail Corporation (MKRL)
                                             -----------------------------------

3.  IRS or Social Security Number of Reporting Person (Voluntary)   13-2853402
                                                                  --------------

4.  Statement for Month/Year                        11/96
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                               ---------------------------------


6.  Relationship of Reporting Persons to Issuer (Check all applicable)


    [ ] Director    [ ] Officer             [ ] 10% Owner    [X] Other
                        (give title below)                       (specify below)

                (Reporting Persons May be deemed members of a group.)

7.  Individual or Joint/Group Filing (Check Applicable Line)

    [ ] Form filed by One Reporting Person

    [X] Form filed by More than One Reporting Person

--------------------------------------------------------------------------------

TABLE I--NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED

------------------------------------------------------------------------------------------------------------------------------------

1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                  Code       V   Amount        (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
   Common Stock,
   $0.01 par value    11/22/96     S             473,925          D       (a)           1,466,174              I           (b)
------------------------------------------------------------------------------------------------------------------------------------
   Common Stock,
   $0.01 par value    11/26/96     J(c)        1,411,174         (c)      (c)           1,466,174              D

------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------


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------------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person, see instruction
4(b)(v).
                                                                          (Over)
                                                                 SEC 1474 (7-96)

 Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

---------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative     |    2. Conver-     |    3. Trans-     |    4. Transac-      |      5. Number of Deriv-        |
    Security (Instr. 3)     |       sion or     |       action     |       tion Code     |         ative Securities        |
                            |       Exercise    |       Date       |       (Instr. 8)    |         Acquired (A) or         |
                            |       Price of    |       (Month/    |                     |         Disposed of (D)         |
                            |       Deriv-      |       Day/       |                     |         (Instr. 3, 4, and 5)    |
                            |       ative       |       Year)      |                     |                                 |
                            |       Security    |                  |                     |                                 |
                            |                   |                  |                     |                                 |
                            |                   |                  |---------------------|---------------------------------|
                            |                   |                  |    Code  |    V     |       (A)     |       (D)       |
                            |                   |                  |          |          |               |                 |
----------------------------|-------------------|------------------|----------|----------|---------------|-----------------|
                            |                   |                  |          |          |               |                 |
                            |                   |                  |          |          |               |                 |
----------------------------|-------------------|------------------|----------|----------|---------------|---------------- |
                            |                   |                  |          |          |               |                 |
----------------------------|-------------------|------------------|----------|----------|---------------|---------------- |
                            |                   |                  |          |          |               |                 |
----------------------------|-------------------|------------------|----------|----------|---------------|---------------- |
                            |                   |                  |          |          |               |                 |
                            |                   |                  |          |          |               |                 |
----------------------------|-------------------|------------------|----------|----------|---------------|---------------- |
                            |                   |                  |          |          |               |                 |
----------------------------|-------------------|------------------|----------|----------|---------------|---------------- |
                            |                   |                  |          |          |               |                 |
----------------------------|-------------------|------------------|----------|----------|---------------|---------------- |
                            |                   |                  |          |          |               |                 |
----------------------------|-------------------|------------------|----------|----------|---------------|---------------- |
                            |                   |                  |          |          |               |                 |
----------------------------|-------------------|------------------|----------|----------|---------------|---------------- |
                            |                   |                  |          |          |               |                 |
----------------------------|-------------------|------------------|----------|----------|---------------|---------------- |
                            |                   |                  |          |          |               |                 |
---------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------
                            |                 |                          |           |              |               |
 1. Title of Derivative     | 6. Date Exer-   | 7. Title and Amount of   | 8. Price  | 9. Number    | 10. Owner-    | 11. Na-
    Security (Instr. 3)     |    cisable and  |    Underlying Securities |    of     |    of Deriv- |     ship      |     ture
                            |    Expiration   |    (Instr. 3 and 4)      |    Deriv- |    ative     |     Form      |     of In-
                            |    Date         |                          |    ative  |    Secur-    |     of De-    |     direct
                            |    (Month/Day/  |                          |    Secur- |    ities     |     rivative  |     Bene-
                            |    Year)        |                          |    ity    |    Bene-     |     Secu-     |     ficial
                            |                 |                          |    (Instr.|    ficially  |     rity      |     Owner-
                            |-----------------|--------------------------|    5)     |    Owned     |     Direct    |     ship
                            |  Date   | Expira|          |   Amount or   |           |    at End    |     (D) or    |     (Instr.
                            |  Exer-  | tion  |  Title   |   Number of   |           |    of        |     Indi-     |     4)
                            |  cisable| Date  |          |   Shares      |           |    Month     |     rect (I)  |
                            |         |       |          |               |           |    (Instr. 4)|     (Instr. 4)|
----------------------------|---------|-------|----------|---------------|-----------|--------------|---------------|-------------
                            |         |       |          |               |           |              |               |
                            |         |       |          |               |           |              |               |
                            |         |       |          |               |           |              |               |
----------------------------|---------|-------|----------|---------------|-----------|--------------|---------------|-------------
                            |         |       |          |               |           |              |               |
                            |         |       |          |               |           |              |               |
----------------------------|---------|-------|----------|---------------|-----------|--------------|---------------|-------------
                            |         |       |          |               |           |              |               |
                            |         |       |          |               |           |              |               |
----------------------------|---------|-------|----------|---------------|-----------|--------------|---------------|-------------
                            |         |       |          |               |           |              |               |
                            |         |       |          |               |           |              |               |
----------------------------|---------|-------|----------|---------------|-----------|--------------|---------------|-------------
                            |         |       |          |               |           |              |               |
                            |         |       |          |               |           |              |               |
----------------------------|---------|-------|----------|---------------|-----------|--------------|---------------|-------------
                            |         |       |          |               |           |              |               |
                            |         |       |          |               |           |              |               |
----------------------------|---------|-------|----------|---------------|-----------|--------------|---------------|-------------
                            |         |       |          |               |           |              |               |
                            |         |       |          |               |           |              |               |
----------------------------|---------|-------|----------|---------------|-----------|--------------|---------------|-------------
                            |         |       |          |               |           |              |               |
                            |         |       |          |               |           |              |               |
----------------------------|---------|-------|----------|---------------|-----------|--------------|---------------|-------------
                            |         |       |          |               |           |              |               |
                            |         |       |          |               |           |              |               |
----------------------------|---------|-------|----------|---------------|-----------|--------------|---------------|-------------
                            |         |       |          |               |           |              |               |
                            |         |       |          |               |           |              |               |
----------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:

See page 5.


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

CS First Boston, Inc.

/s/ Agnes F. Reicke                  12/13/96
-------------------------------  -----------------
**Signature of Reporting Person        Date

Name:  Agnes F. Reicke
                                                                          Page 2
Title: Deputy General Counsel,                                   SEC 1474 (7-96)
       Director and Secretary

                            JOINT FILER INFORMATION

Name:                     CS First Boston Securities Corporation

Address:                  Eleven Madison Avenue
                          New York, NY  10010

Designated Filer:         CS First Boston, Inc.

Statement for:            November 1996

IRS Identification
 Number of
 Reporting Person:        13-2972600

Issuer Name and Ticker
 Symbol:                  MK Rail Corporation (MKRL)

                          CS First Boston Securities Corporation

Signature:                By: /s/ Agnes F. Reicke
                              --------------------------------------

                          Name: Agnes F. Reicke

                          Title: Vice President and Secretary


Date:                     12/13/96
                          --------

                                                                     Page 3 of 5
                                                                 SEC 1474 (7-96)

                            JOINT FILER INFORMATION

Name:                     CS First Boston Corporation

Address:                  Eleven Madison Avenue
                          New York, NY  10010

Designated Filer:         CS First Boston, Inc.

Statement for:            November 1996

IRS Identification
 Number of
 Reporting Person:        13-5659485

Issuer Name and Ticker
 Symbol:                  MK Rail Corporation (MKRL)

                          CS First Boston Corporation

Signature:                By: /s/ Agnes F. Reicke
                              ---------------------------

                          Name: Agnes F. Reicke

                          Title: Secretary


Date:                     12/13/96
                          --------

                                                                     Page 4 of 5
                                                                 SEC 1474 (7-96)

Names of Reporting
 Persons:             CS First Boston, Inc.
                      CS First Boston Securities Corporation
                      CS First Boston Corporation


Address of Each of
 Reporting Persons:   Eleven Madison Avenue
                      New York, NY 10010


Statement for:        November 1996


Issuer and Ticker
 Symbol:              MK Rail Corporation (MKRL)


                               -----------------

                           EXPLANATION OF RESPONSES

(a) Pursuant to an order of the United States Bankruptcy Court for the District of Delaware, dated August 26, 1996, the First Amended Plan of Reorganization of Morrison Knudsen Corporation ("MKC") under Chapter 11 of the Bankruptcy Code (the "Plan") was confirmed. As a result of purchases of debt owed by American Passenger Rail Company ("APRC") made pursuant to an oral agreement entered into between CS First Boston Securities Corporation ("CSFBSC"), a direct, wholly-owned subsidiary of CS First Boston, Inc. ("CSFBI"), and Nomura Holding America, Inc. ("Nomura"), in June 1996 (the "Nomura Agreement"), CSFBSC became entitled to receive 473,925 shares of the common stock, $0.01 par value, of MK Rail Corporation (the "MK Rail Common Stock"), 963,916 shares of the common stock, $0.01 par value, of MKC and 71,808 shares of the preferred stock, $0.01 par value, of MKC (collectively, the "APRC Proceeds") on behalf of Nomura. Under the Nomura Agreement, CSFBSC agreed to irrevocably transfer, assign and convey to Nomura specified percentages of the debt owed by APRC and purchased by CSFBSC at various times, or the APRC Proceeds, upon the payment to CSFBSC by Nomura of the specified percentages of CSFBSC's actual cost of the related purchases, plus an amount based on CSFBSC's cost of carry of the purchases from the dates of such purchases. Pursuant to the Nomura Agreement, CSFBSC transferred beneficial ownership of the APRC Proceeds, which included 473,925 shares of MK Rail Common Stock, after receiving a total payment of $11,519,675.44.

(b)  By CS First Boston Corporation, a direct, wholly-owned subsidiary of CSFBI.

(c) In the ordinary course of business, CSFBSC transferred to CS First Boston Corporation ("CSFBC"), both of which are wholly-owned subsidiaries of CSFBI, beneficial ownership of its 1,411,174 shares of MK Rail Common Stock remaining after the consummation of the transaction described in Note (a) above. CSFBSC is no longer subject to Section 16 of the Securities Exchange Act of 1934, as amended.


                                                                     Page 5 of 5
                                                                 SEC 1474 (7-96)